Exhibit 10.3

OFFER TO PURCHASE

The undersigned, UNITED DEFENSE, L.P., a Delaware limited partnership, whose address is 4800 East River Road, Fridley, Minnesota 55421, hereinafter called the Purchaser, hereby offers to purchase from the UNITED STATES OF AMERICA, acting by and through the General Services Administration, hereinafter called the Government, on the terms and subject to the conditions hereinafter set forth, certain real estate known as the Naval Industrial Reserve Ordnance Plant, Fridley, Minnesota, (referred to herein as “Land and Buildings”) which is more particularly described in Exhibit A, Legal Description, and personal property (referred to herein as “Machinery and Equipment”) which is more particularly described in Exhibit B, List of Machinery and Equipment, both of which exhibits are attached hereto and made a part hereof (collectively referred to herein as the “Property”).

The Purchaser shall pay the Government for said Property the purchase price of EIGHT MILLION EIGHT HUNDRED THOUSAND DOLLARS ($8,800,000.00), of which the sum of EIGHT HUNDRED EIGHTY THOUSAND DOLLARS ($880,000.00), as earnest money, by wire transfer directed on the date of acceptance of this offer to the bank or depository designated in writing by the General Services Administration, and the balance of the purchase price, SEVEN MILLION NINE HUNDRED TWENTY THOUSAND DOLLARS ($7,920,000), together with interest at the rate of six and six hundred twenty five thousands of a percent (6.625%) per year is to be paid in equal monthly installments of principal and interest according to a twenty year amortization schedule with a balloon payment equal to the unpaid balance due five years from the date of the first payment.

TERMS AND CONDITIONS

1.	DEFENSE PRODUCTION CAPABILITY. United Defense agrees to maintain a capability of performing its Government contracts and subcontracts for a minimum of five years from the date of the Closing.

2.	PROMISSORY NOTE AND LETTER OF CREDIT. A promissory note obligating the Purchaser to pay the balance of the purchase price shall be prepared by the Government for execution by the Purchaser at the Closing. Said note is to be secured by an irrevocable letter of credit in the amount of Seven Million Nine Hundred Twenty Thousand Dollars in a form acceptable to both parties. Said letter of credit is to be reduced by the principal amount of each payment made to the Government upon notification submitted by the Purchaser to the issuer within thirty (30) days after each payment is made. In the event the Purchaser fails to make any payment within ten (10) days of its due date, the Government may notify the Purchaser in writing that it intends to draw down the letter of credit by reason of Purchaser’s default in making timely payment. Thirty (30) days after delivery to Purchaser of such notification and in the event Purchaser has not by that time remedied any such default, including payment of any interest and late payment due, the Government may drawn down the letter of credit according to its terms. Purchaser shall pay to the Government, in addition to interest on the outstanding principal balance, a penalty in the amount of one percent (1%) on any installment of principal and interest made more than ten (10) days after its due date.

3.	NOTE; PROVISIONS. The promissory note shall include the following, which shall remain in effect until the note is paid in full:

a.	A requirement for provision of insurance coverage equal to the monetary value of the Property or the outstanding principal balance due under the note, whichever is the lesser; Purchaser will assure that such insurance policy identifies the Government as a named insured and contains a provision which requires the insurer to give the Government written notice at least ten (10) days in advance of any policy termination or expiration, addressed to General Services Administration, 10 Causeway Street, Boston, MA 02222, Attention: Chief, Boston Operations Branch, Property Disposal Division, Public Buildings Service;

b.	A provision that the principal obligation may be prepaid in full or in part at any time prior to the end of the five year period referenced above without penalty.

4.	FINANCIAL DATA AND REFERENCES. Purchaser agrees to furnish financial data, references, and such other information as may be requested by the General Services Administration but only to the extent of such financial information as it has already provided or will in the future provide to other agencies of the Government.

5.	CONDITION OF PROPERTY. Subject to the environmental exceptions set forth in Paragraphs 11 through 16 hereof, the Property is offered “as is” and “where is” without representation, warranty, or guarantee as to quality, quantity, character, condition, size, or kind, or that the same is in condition or fit to be used for the purpose for which it is intended and no claim for any allowance or deduction upon such grounds will be considered.

6.	CONTINUING OFFER. This offer shall be deemed a firm and continuing offer from the date of receipt until accepted or rejected by the Government; provided, however, that after 120 days have elapsed from the date of receipt, the Purchaser not having received notice of rejection may consider its offer rejected, and if the Government desires to accept the offer after such 120 days, it shall not be so entitled unless the written consent of the Purchaser shall first be obtained.

7.	NOTICE OF ACCEPTANCE OR REJECTION. Notice by the Government of acceptance or rejection of the offer shall be deemed to have been sufficiently given when transmitted by facsimile or mailed to the Purchaser or its duly authorized representative at the address indicated in the offer.

8.	EARNEST MONEY DEPOSIT. Upon acceptance of this offer the deposit shall be applied toward payment of the Purchaser’s obligation to the Government. In the event the offer is rejected, including any deemed rejection by the Purchaser under Paragraph 6 above, the earnest money deposited shall be returned, without interest, within thirty calendar days after rejection of the offer.

9.	CONVEYANCE OF TITLE. On the date of closing, the Purchaser shall execute the promissory note and tender the irrevocable letter of credit as provided in Paragraphs 2 and 3 hereof. On the date of closing, the Government shall convey title to the Property to Purchaser by quitclaim deed and bill of sale in conformity with local law and practice.

10.	OBJECTS AFFECTING NAVIGABLE AIRSPACE. Because of the proximity of the Property to Crystal Airport, the Purchaser agrees for itself and its successors and assigns, that if required by applicable law and/or regulations it will prohibit all construction or alteration on the property unless a determination of no hazard to air navigation is issued by the Federal Aviation Administration in accordance with Title 14, Code of Federal Regulations Part 77, “Objects Affecting Navigable Airspace” (14 CFR Part 77), or under the authority of the Federal Aviation Act of 1958, as amended.

11.	NATIONAL PRIORITY LIST STATUS. The U.S. Environmental Protection Agency (EPA) has listed the Property on the National Priority List. The Navy has entered into a Federal Facilities Agreement ( the FFA) with EPA and the Minnesota Pollution Control Agency (the MPCA) which describes the environmental remediation on the property to be carried out by the Navy. The adjoining property that is owned by the Purchaser is the subject of an agreement between the Purchaser and the MPCA that describes the environmental remediation to be carried out by the Purchaser on the adjoining property that it owns. In addition, the Government and Purchaser, as co-permittees, are covered by corrective action requirements under the plant’s RCRA Hazardous Waste Storage Permit. Under a separate agreement between FMC Corporation, Purchaser’s predecessor in interest, and the Government, dated December 3, 1987, FMC acknowledged that it had accepted responsibility for any investigation and cleanup of property now owned by Purchaser adjacent to the Property pursuant to corrective action requirements set forth in two Administrative Orders and Interim Response Orders by Consent FMC entered into with the MPCA, one dated June 8, 1983 and the second dated October 14, 1986. Purchaser accepted full responsibility for performing said Orders in place of FMC Corporation by agreement with FMC effective January 1,1994, and it herewith reaffirms such acceptance.

12.	DISCLOSURE OF GROUNDWATER AND SOIL CONDITIONS. Samples of groundwater and soil at the Property show the groundwater and soil to contain contaminants. The Navy has contracted with environmental services companies to remediate the contamination and other contracts will be entered into in the future for such services. Equipment has been installed and processes are being carried out on the Property for environmental remediation. An Environmental Baseline Survey (EBS) dated October 1997 (see paragraph 20 below) has been prepared to show the location of contaminated sites and remediation sites. These remediation efforts will continue after the Property has been sold and title conveyed until they are completed to the satisfaction of the EPA and the MPCA and in accordance with the FFA.

13.	RESTRICTIONS ON GROUNDWATER. The Purchaser agrees for itself and its successors and assigns that if prohibited by the EPA, the MPCA or applicable law, it shall not use or remove groundwater migrating underneath the Property, nor in any way affect the condition or flow of such groundwater without the prior written authorization of the Navy until the Navy has certified to the Purchaser or its successors or assigns that the groundwater remediation has been completed in accordance with Paragraph 11. Thereafter, use of existing wells and any proposed new wells, will be strictly subject to all required approvals of regulatory personnel.

14.	RESTRICTIONS ON USE OF SOIL. The Purchaser agrees for itself and its successors and assigns that if prohibited by the EPA, the MPCA or applicable law soils that may be designated by the Navy and concurred in by the EPA and/or the MPCA as being contaminated shall not be removed, and that if required by the EPA, the MPCA or applicable law there shall be no major excavations nor any other material disturbance of the soil in these areas without the prior written authorization of the EPA or the MPCA, as the case may be. (Limited excavations for such purposes as utilities installations and machine foundations may be performed with the prior consent of the Navy provided such consent shall not be unreasonably withheld) These restrictions shall be in effect until the Navy has certified to the Purchaser that the remediation of such soils has been completed in accordance with Paragraph 11 above.

15.	RESERVATION OF REMEDIATION EQUIPMENT AND RIGHTS OF ACCESS. The Government and its contractors, licensees, and assigns shall remove all wells, pumps, piping, tanks, and related equipment used to study or remediate the groundwater and soil upon completion of remediation. The Government reserves for itself and its contractors, licensees, and assigns rights of ingress and egress to operate, maintain, repair, replace, or modify such equipment during the course of remediation and subsequent removal. Said rights of ingress and egress are to be exercised in coordination with the Purchaser, its successors or assigns to minimize interference with use of the property by the Purchaser, its successors and assigns. The Government shall be responsible in a manner not inconsistent with applicable law for all property loss or damage and all personal injuries (including death) arising out of or associated with the operation, maintenance, repair, replacement, modification, and/or removal of such equipment. Any Government contractor, licensee or assign performing any such work shall provide certificates of insurance satisfactory to Purchaser covering all property loss or damage and all personal injury (including related costs and expenses) that may occur resulting from or relating to the work or presence of any such contractor, licensee, assign or their employees or contract workers on or in connection with the Property.

16.	EFFECT OF CHANGED SITE CONDITIONS ON REMEDIATION. The Purchaser and its successors and assigns shall bear all reasonable costs of replacement and/or relocation of remediation installations and equipment necessitated by the Purchaser’s changes to the Land or Buildings. This includes an obligation to construct a heated shelter if remediation activities are displaced from existing buildings. Such replacement and relocation shall be carried out by the Navy or its remediation contractors which will coordinate with the Purchaser to minimize interference with Purchaser’s use of the Property.

17.	PURCHASER SHALL COOPERATE AND NOT INTERFERE WITH ENVIRONMENTAL STUDIES AND REMEDIATION. Purchaser agrees for itself and its successors and assigns that it shall cooperate with the Government, its environmental contractors, and environmental regulatory personnel in their environmental remediation efforts, including related environmental studies. Such cooperation includes granting reasonable access to buildings and other parts of the Property as provided in Paragraphs 11 through 16, hereof, allowing connections to utilities and permitting the use of Purchaser’s drawings. The Government agrees to pay the costs of all utilities used in connection with the operation, maintenance, repair, replacement, modification and removal of all wells, pumps, piping, tanks, and other apparatus and equipment used in connection with remediation of groundwater and soil, provided it is understood that Purchaser shall not be obligated to pay any of such costs, either directly or out of overhead. The Government and its contractors will use reasonable efforts to minimize interference with the activities and property of the Purchaser, its successors and assigns. The Purchaser further agrees for itself and its successors and assigns that it shall not interfere with the Government’s environmental studies and remediation.

18.	ENVIRONMENTAL RESTRICTIONS ON USE. The environmental remediation to be carried out by the Navy shall be sufficient to use the Property for industrial uses as such uses are defined by the MPCA, and described in the EPA’s Five Year Review of the property, as of the date of acceptance of this offer. Future uses of the Property will be restricted to such industrial uses. This restriction shall be memorialized in the deed in accordance with Paragraph 39 below. Unless required by the EPA, the MPCA or the FFA, the Government shall have no responsibility whatsoever for any environmental remediation that may be required to use the Property for other than said industrial uses, nor shall the Government have any liability for, or related to, any additional remediation that may be undertaken by the Purchaser.

19.	NO RIGHTS WAIVED BY THE PARTIES. Nothing in this offer nor in the contract formed by acceptance of this offer is to be construed as a waiver by either the Government or the Purchaser of any rights either party may have against parties deemed responsible for the environmental condition of the Property.

20.	DISCLOSURE OF ENVIRONMENTAL CONDITIONS. The Government has had prepared a study of the environmental condition of the Property known as an Environmental Baseline Survey (EBS) and a Finding of Suitability to Transfer (FOST). A copy of the EBS is attached hereto as Exhibit C. A copy of the FOST is attached as Exhibit D.

21.	NOTICE OF THE PRESENCE OF ASBESTOS. The Naval Industrial Reserve Ordnance Plant at Fridley, Minnesota, contains asbestos. The condition of the asbestos-containing materials is varied, but most such materials are believed to be undamaged, friable asbestos. WARNING:

a.	The Purchaser is warned that the Property contains asbestos. Asbestos is a hazardous material. Unprotected exposure to asbestos fibers has been determined to significantly increase the risk of cancer, mesothelioma, and asbestosis. These diseases can cause serious bodily harm resulting in disability or death.

b.	The Purchaser is invited, urged, and cautioned to inspect the Property as to its asbestos content and any hazardous or environmental condition relating thereto. GSA will assist the Purchaser in obtaining any authorization(s) which may be required in order to carry out any such inspection(s). The Purchaser shall be deemed to have relied solely on its own judgment in assessing the overall condition of all or any portion of the Property, including any asbestos hazards or concerns.

c.	No warranties, either express or implied, are given with regard to the condition of the Property including, without limitation, whether the Property does or does not contain asbestos or is or is not safe for a particular purpose. The failure of any Purchaser to inspect or to be fully informed as to the condition of all or any portion of the Property offered will not constitute grounds for any claim or demand for adjustment or withdrawal of a bid after its tender.

d.	The description of the Property set forth in the Offer to Purchase and any other information provided with respect to said Property is based on the best information available to GSA and is believed to be correct, but any error or omission, including but not limited to the agency having custody over the Property and/or any other Federal agency, shall not constitute grounds of reason for nonperformance of the contract of sale or any claim by the Purchaser against the Government including, without limitation, any claim for allowance, refund, or deduction from the purchase price.

e.	The Government assumes no liability for damages for personal injury, illness, disability, or death to the Purchaser, or to the Purchaser’s successors, assigns, employees, invitees, or any other person subject to Purchaser’s control or direction, or to any other person, including members of the general public, arising from or incident to the purchase, transportation, removal, handling, use, disposition, or other activity causing or leading to contact of any kind whatsoever with asbestos on the Property which is the subject of this sale, whether the Purchaser, its successors or assigns has or have properly warned or failed to properly warn the individuals injured.

f.	The Purchaser further agrees that, in its use and occupancy of the property, it will comply with all Federal, state, and local laws relating to asbestos.

22.	COMPLIANCE WITH FIRE SAFETY REGULATIONS. The parties acknowledge that the main industrial building of the Naval Industrial Reserve Ordnance Plant is not in compliance with local fire safety regulations. The Government has had a study prepared that analyzes the main industrial building’s fire safety deficiencies and proposes compensatory measures. A copy of said study was furnished the Purchaser, and the Purchaser and the Government discussed the compensatory measures with City of Fridley fire safety and building inspectors. The Government shall not be liable for any expense related to bringing the property into compliance with fire safety regulations.

23.	CONTRACT. This offer and the acceptance hereof shall constitute an agreement between the Purchaser and the Government (“Agreement”). Such Agreement shall constitute the entire contract between the parties. No oral statements or representations made by, or for, or on behalf of either party shall be a part of such contract. During the period between the Government’s acceptance hereof pursuant to Paragraph 6 and the Closing, Purchaser shall not assign this Agreement without the prior written consent of the Government. After the Closing, Purchaser may freely assign or transfer the Property or this Agreement; however, the rights and obligations of the Purchaser and the Government with respect to the letter of credit pursuant to Paragraph 2 above shall remain unchanged.

24.	RESCISSION. The Government may rescind its acceptance at any time prior to conveyance, if it is reasonably determined by the Government that such action is justified in the light of circumstances then prevailing. In such event, all moneys paid by Purchaser hereunder shall be refunded, without interest, within forty five (45) days of the Government’s rescission.

25.	POSSESSION. The Purchaser is currently in possession of the property pursuant to existing contracts with various agencies of the Government and may remain in possession subject to those contracts.

26.	RISK OF LOSS. Upon conveyance of title the Purchaser shall have all responsibility for care and handling and all risks of loss or damage to the property and have all obligations and liabilities of ownership subject to paragraph 8 hereof.

27.	TITLE EVIDENCE. Any title evidence which may be desired by the Purchaser will be procured by it at its sole cost and expense. The Government will, however, cooperate with the Purchaser or its authorized agent in this connection and will permit examination and inspection of any documents relating to the title of the Property involved as it may have available. It is understood that the Government will not be obligated to pay for any expense incurred in connections with title matters or survey of the Land and Buildings.

28.	LIABILITY. If this Offer to Purchase is accepted and: (a) the Government fails for any reason to perform its obligations as set forth herein; or (b) title to the property does not transfer and vest in the Purchaser for reasons outside the Purchaser’s control, the Government shall promptly refund to the Purchaser all amounts paid by the Purchaser, without interest, and any letter of credit issued to the Government in this transaction shall be cancelled without obligation by either party, whereupon the Government shall have no further liability to the Purchaser under this Agreement.

29.	LIABILITY FOR TAXES. Upon conveyance of the Property the Purchaser shall assume responsibility for all general and special real and personal property taxes on the Property which become due and payable after the Closing. Sums paid, or due and payable, in lieu of taxes pursuant to statutory authority for all periods prior to closing are the responsibility of the Government. All such taxes and sums in lieu of taxes due and payable in the year the Closing takes place shall be prorated between the Government and Purchaser. It is Purchaser’s understanding that the Government does not owe any past due taxes or past due payments in lieu of taxes on the Property.

30.	TAXES AND RECORDING. The Purchaser shall pay all taxes imposed on this transaction and shall obtain at its own expense and affix to all instruments of conveyance and security documents such revenue and documentary stamps as may be required by Federal and local law. All instruments of conveyance shall be placed on record in the manner prescribed by local recording statutes at the Purchaser’s expense.

31.	ASSIGNMENT OF LEGAL PAPERS. At the Closing, Government shall assign to Purchaser all contracts, permits and other legal papers necessary for the ongoing operation of the facility for the purposes required for the operation of the facility prior to the Closing.

32.	ANTITRUST LAWS. The contract formed by the Government’s acceptance of this offer may be forwarded to the Attorney General of the United States for his advice as to whether the sale would tend to create or maintain a situation inconsistent with the antitrust laws. Any such advice received from the Attorney General shall be effective only if (i) it is in writing and (ii) either a copy of such advice is delivered to Purchaser or a Government official certifies to Purchaser in writing in reasonable detail the substance of such advice. The acceptance of the offer by the Government may be rescinded by the Government in the event unfavorable advice is received from the Attorney General. Such rescission shall be without liability on the part of the Government other than to return the down payment and any money received on account without interest within forty five (45) days of such rescission.

33.	OFFICIALS NOT TO BENEFIT. No member of or delegate to the Congress, or resident commissioner, shall be admitted to any share or part of the contract of sale or to any benefit that may arise therefrom, but this provision shall not be construed to extend to the contract of sale if made with a corporation for its general benefit.

34.	COVENANT AGAINST CONTINGENT FEES. The Purchaser warrants that it has not employed or retained any person or agency to solicit or secure this contract upon any agreement or understanding for a commission, percentage, brokerage, or contingent fee. Breach of this warranty shall give the Government the right to annul the contract without liability or in its discretion to recover from the Purchaser the amount of such commission, percentage, brokerage or contingent fee in addition to the consideration herein set forth. This warranty shall not apply to commissions payable by the Purchaser upon the contract secured or made through bona fide established commercial agencies maintained by the Purchaser for the purpose of doing business. “Bona fide commercial agencies” has been construed to include licensed real estate brokers engaged in the business generally. Further, this warranty shall not apply to intracompany bonuses or similar remuneration paid by Purchaser to some or all of Purchasers’ employees based on achievement of performance goals or objectives.

35.	INFORMATION ABOUT USE. The Purchaser certifies that it will, upon request by the Government, furnish reasonable information indicating the uses and purposes for which it is seeking to acquire the property.

36.	WARRANTY. The Government warrants that to the best of its knowledge after diligent inquiry, it has not entered into any agreements or other binding arrangements which would be binding upon Purchaser except as expressly disclosed to Purchaser in writing at least thirty (30) days prior to Closing and agreed upon by Purchaser to be so binding in writing prior to Closing.

37.	OTHER PROPERTY NOT AFFECTED. This Offer to Purchase and the terms thereof do not apply to property or transactions in property other than that described on Exhibits A and B hereof.

38.	CLOSING. Subject to any termination of an agreement resulting from this Offer to Purchase as permitted herein, the closing (“Closing”) shall take place at the office of a title company selected by the Purchaser, on a mutually agreeable date not later than February 28, 2002, unless otherwise agreed between the parties.

39.	RESTRICTIVE COVENANTS. It is understood that the Purchaser is negotiating a Declaration of Restrictions and Covenants with the Minnesota Pollution Control Agency (MPCA) pursuant to Minn. Stat. 115B.17 that, once signed, is intended to be filed with the deed and run with the land. It is also understood that the Government is invited to participate in these negotiations. Based on Purchaser’s review of MPCA’s Model Declaration of Restrictions and Covenants, it is expected that these negotiations will go smoothly and within a matter of a month or so result in a signed Declaration. However, in the event such is not the case, the closing will be postponed until a Declaration acceptable to the Government, Purchaser and the MPCA is executed by the required parties. If a mutually acceptable Declaration is not achieved within three months following the date set for the Closing in Section 38, either the Government or the Purchaser shall have the right to rescind this Offer to Purchase without obligation on the part of either party, in which case the Government shall refund the down payment, without interest, within forty five (45) days of such rescission.

IN WITNESS WHEREOF, United Defense, L.P. has caused this offer to be executed and delivered to the United States of America through the General Services Administration this 17th day of October, 2001.

UNITED DEFENSE, L.P.
Armament Systems Division

By:	/s/ Peter C. Woglom

Name: Peter C. Woglom
Title: Vice President and General Manager

ACCEPTANCE

Accepted this 29th day of October, 2001

United States of America acting by and through the Administrator of General Services

By:	/s/ William A. Costa

Name:
Chief, Boston Operations Branch Property Disposal Division

EXHIBIT A

That part of Section 27, Township 30, Range 23, Anoka County, Minnesota, described as follows:

Commencing at the Southeast corner of said Section 27; thence on an assumed bearing or South 89 degrees 47 minutes 23 seconds West, along the south line of said Section 27, a distance of 1444.62 feet; thence North 3 degrees 33 minutes 01 second East, at 2125.55 feet, passing through a found bronze monument, and continuing in all a distance of 2126.03 feet to the point of beginning of the land to the described; thence North 89 degrees 22 minutes 47 seconds West a distance 69.28 feet to the centerline of a building wall in place as of January 1993; thence South 0 degrees 37 minutes 13 seconds West, along said last mentioned wall centerline, a distance of 1.83 feet; thence North 89 degrees 22 minutes 47 seconds West, along the centerline and the extension thereof, of a building wall in place as of January 1993, a distance of 84.64 feet; thence South 0 degrees 27 minutes 13 seconds West, a distance of 5.05 feet; thence North 89 degrees 22 minutes 47 seconds West a distance of 249.59 feet; thence South 0 degrees 37 minutes 13 seconds West, along the centerline and the extension thereof, of a building wall in place as of January 1993, a distance of 25.45 feet; thence North 89 degrees 22 minutes 47 seconds West, along the centerline and the extension thereof, of a building wall in place as of January 1993, a distance of 100.28 feet; thence North 0 degrees 37 minutes 13 seconds East, along the centerline, and extension thereof, of a building wall in place as of January 1993, a distance of 8.36 feet; thence North 89 degrees 27 minutes 47 seconds West a distance of 199.73 feet; thence North 0 degrees 37 minutes 13 seconds East a distance of 3.01 feet; thence North 89 degrees 22 minutes 47 seconds West a distance of 24.93 feet; thence North 0 degrees 37 minutes 13 seconds East a distance of 2.15 feet; thence North 89 degrees 22 minutes 47 seconds West a distance of 225.02 feet; thence South 0 degrees 37 minutes 13 seconds West, along the centerline and the extension thereof, of a building wall in place as of January 1993, a distance of 13.52 feet; thence North 89 degrees 22 minutes 47 seconds West, along the centerline and the extension thereof, of a building wall in place as of January 1993, a distance of 100.40 feet; thence North 0 degrees 37 minutes 13 seconds East, along the centerline of a building wall in place as of January 1993, a distance of 20.75 feet; thence North 89 degrees 22 minutes 47 seconds West, along the centerline and the extension thereof, of a building wall in place as of January 1993, a distance of 296.28 feet; thence South 0 degrees 37 minutes 13 seconds West a distance of 10.52 feet; thence North 89 degrees 22 minutes 47 seconds West a distance of 190.55 feet; thence North 23 degrees 23 minutes 13 seconds West a distance of 640.80 feet to a point distant 150 feet easterly, measured perpendicularly, from a tangent-spiral point on the centerline of East River Road (county-state-aid highway No. 1); thence along a line parallel to and distant 150 feet easterly from a spiral curve on said highway centerline, which centerline spiral curve is concave easterly and has a length of 150 feet and a central angle of 2 degrees 15 minutes 00 seconds, to a point distant 150 feet easterly, measured radially, from a spiral-curve point on said centerline (the chord of said last-described parallel line bears North 22 degrees 39 minutes 08 seconds West and has a length of 144.10 feet); thence along a circular curve, concave easterly and having a radius of 1759.86 feet, a central angle of 6 degrees 59 minutes 44 seconds, and a chord of 184.07 feet bearing North 18 degrees 08 minutes 21 seconds West, an arc distance of 184.15 feet to a point of nontangency, from which point a found bronze monument bears North 74 degrees 31 minutes 31 seconds East a distance of 0.39 feet; thence North 0 degrees 39 minutes 06 seconds East a distance of 997.85 feet; thence South 88 degrees 58 minutes 35 seconds East a distance of 1920.50 feet; thence South 4 degrees 32 minutes 59 seconds East a distance of 648.20 feet to a judicial landmark set pursuant to Torranc case No. 123; thence South 3 degrees 33 minutes 02 seconds West a distance of 1210.30 feet to the point of beginning.

Exhibit B
List of Machinery and Equipment

EQNUM	DESCRIPTION	NAVY ID

00051	BORING AND TURNING MACHINE, VERTICAL; 72	91192-001030

00054	BORING AND TURNING MACHINE, VERTICAL; 96	91192-001026

00055	BORING AND TURNING MACHINE, VERTICAL; 10	91192-001029

00057	BORING & TURNING MACHINE, VERTICAL; 144"	91192-001023

00203	SHAPER VERTICAL, MECHANICAL, PLAIN RAM,	91192-001186

03446	BORING & TURNING MACHINE, VERTICAL; WIDE	91192-001013

04179	HONING MACHINE, INTERNAL, VERTICAL, 14"	91192-000712

04372	BORING, DRILLING & MILLING MACHINE, HORIZ	91192-004788

04414	DRILLING MACHINE, RADIAL, PLAIN HEAD, FL	91192-004839

04427	BORING AND TURNING MACHINE, STANDARD HEA	91192-004851

13015	BORING, DRILLING, MILLING MACH	91192-004941

13023	STRENGTH MATERIALS TESTING MACHINE, IMPA	91192-004950

13186	HONING MACHINE, VERTICAL, INTERNAL, HYDR	91192-005111

13224	BORING & MILLING MACHINE, JIG, WITH VERT	91192-005149

13225	BORING AND TURNING MACHINE, VERTICAL; 12	91192-005150

13237	LATHE, CROSS SLIDING TURRET, SADDLE, MAN	91192-005162

13255	BORING & TURNING MACHINE, VERTICAL, TURR	91232-001288

13357	DRILLING MACHINE, RADIAL	91192-005259

13376	GRINDING MACHINE, EXTERNAL, CYLINDRICAL,	91192-005276

13393	GEAR SHAPER, EXTERNAL & INTERNAL, SPUR &	91192-005291

13458	BORING AND MILLING, JIG, HORIZONTAL; 4"	91192-005353

13475	GRINDING MACHINE, JIG, VERTICAL, PNEUMAT	91192-005367

13659	ENGINE LATHE 16"	91192-005528

13668	GRINDING MACHINE, CYLINDRICAL, INTERNAL	91192-005537

13744	JIG BORING MACHINE	96971-107482

13767	BORING & TURNING MACHINE, VERTICAL, TURR	92666-000755

13829	GEAR SHAPER, EXTERNAL & INTERNAL SPUR GE	96971-105996

13865	JIG BORING & MILLING MACHINE, CAP. 55" M	91192-005605

13868	BORING,DRILLING AND MILLING MACHINE; OPT	91192-005608

14174	BORING, DRILLING AND MILLING MACHINE, PL	00111-317189

14191	JIG BORING MACHINE, OPTICAL, NUMERICALLY	91192-005863

14197	DEVLIEG HORIZ BORING MACH	91192-005862

14404	HORIZONTAL BORING, DRILLING & MILLING MAC	91192-006053

14521	RADIAL DRILL	91192-006170

14527	LATHE, TURRET, SADDLE, CROSS SLIDING TUR	91192-006176

14573	ROTARY TABLE, HORIZONTAL PLAIN, 12' DIAM	91192-006222

14672	LATHE TRACER SEMI AUTO	000AF-573965

14964	ROCKFORD SINGLE SPINDLE PLANING MILL	91192-006599

14979	MEASURING MACHINE, COORDINATE TYPE, CNC,	91192-006609

14980	ROTARY TABLE, INDEXING, CIRCULAR, POWER F	91192-006610

14986	GRINDER MACHINE, SURFACE, RECIPROCATING,	91192-006614

40035	COMPARATOR, PROJECTION, CONTOUR & MEASUR	91192-006629

40058	MILLING MACHINE, BED TYPE, HORIZONTAL,	91192-006639

40061	MAGNETIC PARTICLE INSPECTION UNIT, STATI	91192-006641

40076	MEASURING SYSTEM, LASER RAY TYPE	91192-006654

40079	SPECTROMETER, ULTRAVIOLET SPECTRUM, .173	91192-006657

40083	POSITIONER, WELDING, TABLE TYPE, POWER	91192-006661

40089	MAGNETIC PARTICLE INSPECTION UNIT, STATI	91192-006663

40092	ROTARY TABLE	91192-006672